THE FBR FUNDS

FBR Fund for Government Investors

1001 Nineteenth Street North, Arlington, Virginia 22209

888.888.0025

STATEMENT OF ADDITIONAL INFORMATION

February 28, 2009

This Statement of Additional Information is not a Prospectus. It should be read in conjunction with the Fund’s Prospectus, dated February 28, 2009. A copy of the Fund’s Prospectus may be obtained without charge by or contacting the Fund at the above telephone number.

The audited financial statements of the Fund for the fiscal year ended October 31, 2008, is included in the Fund’s 2008 Annual Report to Shareholders, which has been filed with the Securities and Exchange Commission and is incorporated herein by reference. A copy of the Fund’s 2008 Annual Report is available, without charge, by request by contacting the Fund at the telephone number shown above.

FUND ORGANIZATION

The FBR Funds (the “Trust”) is an open-end management investment company organized as a statutory trust under the laws of Delaware. The Trust currently consists of ten series of units of beneficial interest (“shares”), one of which is described in this SAI. The series described in this SAI is the FBR Fund for Government Investors (the “Money Market Fund” or the “Fund”), a diversified fund. Much of the information contained in this SAI expands on subjects discussed in the Prospectus. Capitalized terms not defined herein are used as defined in the Prospectus. No investment in shares of the Fund should be made without first reading the Prospectus.

Prior to February 27, 2004, the Fund was a series of the FBR Fund for Government Investors, a Delaware statutory trust (“FGI”). On February 27, 2004, the portfolio of FGI was reorganized as a separate series of the Trust. The portfolio of FGI that was reorganized into a series of the Trust is referred to in this SAI as the “Predecessor Fund.” All data and information in this SAI with respect to the Fund includes information from the periods covered by the Fund’s Predecessor Fund, as applicable.

INVESTMENTS AND RISKS

The following are the investment strategies and risks associated with investing in the Fund. The Fund’s principal investment strategies are detailed in the Fund’s prospectus. The following paragraphs detail other investment strategies the Fund may pursue and the risks associated therewith.

U.S. Government Securities

The Money Market Fund intends to invest, under normal circumstances, at least 95% of its total assets in instruments issued or guaranteed by the U.S. Government, its agencies or instrumentalities and in repurchase agreements secured by such securities.

There are three major classifications of U.S. Government securities in which the Fund may invest.

U.S. Treasury Securities

U.S. Treasury securities are direct obligations of the U.S. Government and are backed by the full faith and credit of the U.S. Treasury. U.S. Treasury securities differ only in their interest rates, maturities, and dates of issuance. Treasury Bills have maturities of one year or less. Treasury Notes have maturities of one to ten years, and Treasury Bonds generally have maturities of greater than ten years at the date of issuance. Yields on short-, intermediate-, and long-term U.S. Treasury securities are dependent on a variety of factors, including the general conditions of the money and bond markets, the size of a particular offering, and the maturity of the obligation.

Government Agency Securities

Government agency securities, often called agencies, are indirect obligations of the U.S. government, and are issued by federal agencies and government-sponsored corporations under authority from Congress. Government agency securities may be backed by the full faith and credit of the federal government, which is the case with Government National Mortgage Association and Small Business Administration certificates, but are more often issued or guaranteed by the sponsoring agency. Examples of government agency securities include Export-Import Bank of the United States, the Federal Home Loan Banks, and the Federal Farm Credit System Banks.

Government-Sponsored Enterprises

Government-sponsored enterprises are characterized as being privately owned and publicly chartered. These entities were created by the U.S. Government to help certain important sectors of the economy reduce their borrowing costs. The U.S. Government does not directly back government-sponsored enterprise securities, although in some instances, government-sponsored enterprise securities may benefit from indirect support. Freddie Mac and Fannie Mae are examples of government-sponsored enterprise securities.

On September 6, 2008, the Federal Housing Finance Authority (“FHFA”), an agency of the U.S. government, placed Fannie Mae and Freddie Mac into conservatorship under its authority with the stated purpose to preserve and conserve each entity’s assets and property, and to put each entity in a sound and solvent condition. The effect that this conservatorship will have on these entities’ debt and equities is unclear and no assurance can be given that any steps taken by the FHFA or the U.S. Treasury or any other agency of the U.S. government with respect to Fannie Mae or Freddie Mac will succeed. Fannie Mae and Freddie Mac have each been and remain the subject of investigations by federal regulators over certain accounting matters. Such investigations, and any resulting restatements, may adversely affect these entities and, as a result, the payment of principal or interest on securities they issue.

Risks Associated with Investing in U.S. Government Securities

The U.S. Government is considered to be the best credit-rated issuer in the debt markets. Since Treasury securities are direct obligations of the U.S. Government, there is minimal credit risk. While most other government-sponsored securities are not direct obligations of the U.S. Government (although some are guaranteed by the U.S. Government), they also offer little credit risk.

However, another type of risk that may affect the Fund is market and/or interest rate risk. For example, debt securities with longer maturities tend to produce higher yields and are generally subject to potentially greater capital appreciation and depreciation than obligations with shorter maturities and lower yields. The market value of U.S. Government securities generally varies inversely with changes in market interest rates. An increase in interest rates, therefore, would generally reduce the market value of any U.S. Government security held by the Fund, while a decline in interest rates would generally increase the market value of such investment.

SPECIAL NOTE REGARDING RECENT MARKET EVENTS

Recent events in the financial sector have resulted in an unusually high degree of volatility in the financial markets, both domestic and international. As of the date of this SAI, these events have included, but are not limited to, the U.S. Government’s placement of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) under conservatorship, the bankruptcy filing of Lehman Brothers Holdings Inc., the U.S. Government’s support of American International Group, Inc (“AIG”), reports of credit and liquidity issues involving certain money market mutual funds, and emergency measures taken by the U.S. and foreign governments to ban or restrict short-selling. While entire markets have been impacted, issuers that have exposure to the real estate, mortgage and credit markets have been particularly affected. It is uncertain how long these conditions will continue.

In addition to the recent unprecedented turbulence in financial markets, the reduced liquidity in credit and fixed income markets may also negatively affect many issuers worldwide. Illiquidity in these markets may mean there is less money available to purchase raw materials, goods and services, which may, in turn, bring down the prices of these economic staples. It may also result in issuers having more difficulty obtaining financing and, ultimately, may cause a decline in their stock prices. These events and the potential for continuing market turbulence may have an adverse effect on each Fund.

The recent instability in the financial markets has led the U.S. Government to take a number of unprecedented actions designed to support certain financial institutions and segments of the financial markets that have experienced extreme volatility, and in some cases a lack of liquidity. Federal, state, and other governments, their regulatory agencies, or self regulatory organizations may take actions that affect the regulation of the instruments in which the Funds invest, or the issuers of such instruments, in ways that are unforeseeable. Such legislation or regulation could limit or preclude a Fund’s ability to achieve its investment objective.

Governments or their agencies may also acquire distressed assets from financial institutions and acquire ownership interests in those institutions. For example, under the Troubled Asset Relief Program (“TARP”), the U.S. Government invested more than $300 billion in financial institutions during 2008 alone. The implications of government ownership and disposition of these assets are unclear, and any such program may have positive or negative effects on the liquidity, valuation and performance of the Funds’ portfolio holdings.

Repurchase Agreements

A Description of a Repurchase Agreement

A repurchase agreement is an agreement where the Fund acquires a security from a commercial bank or broker/dealer with the understanding that the Fund will sell the instrument back at an agreed-upon price and date (normally, the next business day). Essentially, a repurchase agreement may be considered a loan backed by securities. The resale price reflects an agreed-upon interest rate effective for the period the instrument is held by the Fund. In these transactions, the value of the securities acquired by the Fund (including accrued interest earned) must be greater than the value of the repurchase agreement itself. The securities are held by the Fund’s custodian bank until repurchased.

Reasons to Use Repurchase Agreements

The Fund may invest in repurchase agreements with financial institutions to generate income from the Fund’s excess cash balance. If the Fund chooses to invest in repurchase agreements, the agreements will normally mature within 7 days. The investment of the Fund in repurchase agreements, at times, may be substantial when, in the view of the Fund’s investment adviser, liquidity or other considerations so warrant.

Risks of Repurchase Agreements

The use of repurchase agreements involves certain risks. For example, if the other party to the agreement defaults on its obligations to repurchase the underlying security at a time when the value of the security has declined, the Fund may incur a loss when the security is sold. If the other party to the agreement becomes insolvent and subject to liquidation or reorganization under the Bankruptcy Code or other laws, a court may determine that the underlying security is collateral for a loan by the Fund not within the control of the Fund. Consequently, the Fund may not be able to substantiate its interest in the underlying security and may be deemed an unsecured creditor of the other party to the agreement. While the Fund’s investment adviser acknowledges these risks, it is expected that these risks can be controlled through monitoring procedures. These procedures include effecting repurchase transactions only with large, well-capitalized and well-established financial institutions whose condition will be continually monitored. In addition, the value of the collateral underlying the repurchase agreement will always be at least equal to the repurchase price, including any accrued interest earned in the repurchase agreement.

INVESTMENT LIMITATIONS AND RESTRICTIONS

The following investment limitations are fundamental with respect to the Fund and may not be changed without prior approval of a majority of the Fund’s outstanding voting shares. As defined in the Investment Company Act of 1940, the term “majority” means the vote of the lesser of (a) 67% of the shares of the Fund at a meeting where more than 50% of the outstanding shares are present in person or by proxy; or (b) more than 50% of the outstanding shares of the Fund.

The Fund May Not:

1. Borrow money, except that as a temporary measure a Fund may borrow money to facilitate redemptions. Such a borrowing may be in an amount not to exceed 30% of a Fund’s total assets at the time of borrowing or such other percentage permitted by law. The Fund may not purchase a portfolio security if a borrowing by the Fund is outstanding.

2. Make short sales of securities or purchase any securities on margin, except for such short-term credits as are necessary for the clearance of transactions. The Fund may not enter into put or call options except in connection with stand-by commitments.

3. Lend any security or make any other loan if as a result more than 33 1/3% of its total assets would be lent to other parties, but this limitation does not apply to purchases of publicly traded debt securities or to repurchase agreements.

4. Underwrite securities issued by others, except to the extent that the Fund may be considered an underwriter within the meaning of the Securities Act of 1933, as amended (the “1933 Act”) in the disposition of restricted securities.

5. Purchase or sell real estate. The Fund may invest in mortgage-backed securities by federal agencies and government-sponsored enterprises.

6. Purchase or sell physical commodities unless acquired as a result of ownership of securities or other instruments.

7. Issue any senior security as defined in the 1940 Act, except that (a) the Fund may engage in transactions that may result in the issuance of senior securities to the extent permitted under applicable regulations and interpretations of the 1940 Act or an exemptive order; (b) the Fund may acquire other securities, the acquisition of which may result in the issuance of a senior security, to the extent permitted under applicable regulations or interpretations of the 1940 Act; (c) subject to the restrictions set forth below, the Fund may borrow money as authorized by the 1940 Act.

8. Invest, under normal circumstances, less than 95% of its total assets in instruments issued or guaranteed by the U.S. Government Securities, its agencies or instrumentalities and in repurchase agreements secured by such securities. To a limited extent, the Fund may invest in other types of securities.

VALUATION OF PORTFOLIO SECURITIES

Determination of Net Asset Value. The Fund’s NAV is determined as of the end of trading on the New York Stock Exchange (“NYSE”) (normally 4:00 p.m. Eastern time) on days the NYSE is open for business. In order to receive same day dividends for the Fund, your purchase request must be received by 12:30 p.m., Eastern Time. The Fund is closed for business when the Federal Reserve is closed, but the NYSE is open, such as Columbus Day and Veterans Day. In computing the Fund’s NAV, all liabilities incurred or accrued are deducted from net assets. The resulting net assets are divided by the number of shares outstanding at the time of the valuation and the result (adjusted to the nearest cent) is the NAV per share.

NYSE Closings. The holidays (as observed) on which the NYSE is closed currently are: New Year’s Day, Martin Luther King Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

CALCULATION OF PERFORMANCE DATA

Calculation of Yield Quotations

7-Day Yield Quotation

The Fund’s annualized current yield, as may be quoted in advertisements and other communications to shareholders and potential investors, is computed by determining, for a stated seven-day period, the net change, exclusive of capital changes, the value of a hypothetical pre-existing account having a balance of one share at the beginning of the period, and dividing the difference by the value of the account at the beginning of the base period to obtain the base period return, and then multiplying the base period return by (365/7). The Fund’s 7-Day yield for the period ended October 31, 2008 was 1.09%.

7-Day Effective Yield Quotation

The Fund also may communicate its annualized effective yield in advertisements and other communications to shareholders and potential investors. An effective yield quotation is computed by determining (for the same stated seven-day period as the current yield) the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one share at the beginning of the period, and dividing the difference by the value of the account at the beginning of the base period to obtain the base period return, and then compounding the base period return by adding 1, raising the sum to a power equal to 365 divided by 7, and subtracting 1 from the result. The Fund’s 7-Day effective yield for the period ended October 31, 2008 was 1.10%.

The yields quoted in any advertisement or other communication should not be considered a representation of the yields of the Fund in the future since the yield is not fixed. Actual yields will depend not only on the type, quality, and maturities of the investments held by the Fund and changes in interest rates on such investments, but also on changes in the Fund’s expenses during the period.

Yield information may be useful in reviewing the performance of the Fund and for providing a basis for comparison with other investment alternatives. However, unlike bank deposits or other investments which typically pay a fixed yield for a stated period of time, the Fund’s yield fluctuates.

Average Annual Total Return Quotations

Fund performance may also be stated in terms of total return. Under rules adopted by the SEC, Fund advertising stating performance must include total return quotes calculated according to the following formula:

P (1+T)n = ERV

Where:	P	=	a hypothetical initial payment of $1,000.
	T	=	average annual total return.
	n	=	number of years.
	ERV	=	ending redeemable value of a hypothetical $1,000 payment made at the beginning 10-year periods at the end of the 1-, 5-, or 10-year periods (or fractional portion thereof).

Under the foregoing formula, the time periods used in advertising will be based on rolling calendar quarters, updated to the last day of the most recent quarter prior to submission of the advertising for publication, and will cover 1-, 5-, and 10-year periods or a shorter period dating from inception. In calculating the ending redeemable value, all dividends and distributions by the Fund are assumed to have been reinvested at the Fund’s net asset value (normally $1.00). Total return, or “T” in the formula above, is computed by finding the average annual compounded rates of return over the 1-, 5-, and 10-year periods (or fractional portion thereof) that would equate the initial amount invested to the ending redeemable value.

The Fund, from time to time, also may include in such advertising a total return figure that is not calculated according to the formula set forth above in order to compare more accurately the performance of the Fund with other measures of investment return. The Fund calculates its aggregate total return for the specified periods of time by assuming the investment of $10,000 in the Fund’s shares and assuming the reinvestment of each dividend or other distribution at net asset value on the reinvestment date. Percentage increases are determined by subtracting the initial value of the investment from the ending value and by dividing the remainder by the beginning value. Such alternative total return information will be given no greater prominence in such advertising than the information prescribed under rules adopted by the SEC.

The average annual total returns of shares of the Fund (or the corresponding Predecessor Fund) for the one-year, five-year and ten-year periods ending October 31, 2008 were as follows:

	Average Annual Total Return
Fund	One Year	Five Year	Ten Year
FBR Fund for Government Investors	2.31%	2.61%	2.75%

ADDITIONAL PURCHASE AND REDEMPTION INFORMATION

Shares may be purchased or redeemed through FBR Investment Services, Inc., (“FBR Services” or “Distributor”) account executives, other authorized dealers or directly through the Trust’s transfer agent JPMorgan Chase Bank, N.A. (“JPMorgan” or “Transfer Agent”), P.O. Box 5354, Cincinnati, Ohio 45201-5354. The minimum initial investment for the Fund is $2,000. The minimum initial investment for Individual Retirement Accounts (“IRAs”), or pension, profit-sharing or other employee benefit plans is $1,000. There is no subsequent minimum investment requirement. Shares may be purchased at a price equal to their next determined NAV. The value of shares on redemption or repurchase may be more or less than the investor’s cost, depending upon the market value of the portfolio securities at the time of redemption or repurchase.

Suspension of Redemptions. The right of redemption may be suspended or the date of payment postponed: (a) during any period when the New York Stock Exchange is closed (other than customary weekend and holiday closings); (b) when trading in the markets the Fund ordinarily utilizes is restricted, or when an emergency exists as determined by the SEC so that disposal of the Fund’s investments or determination of its NAV is not reasonably practicable; or (c) for such other periods as the SEC by order may permit to protect Fund shareholders.

DIVIDENDS AND DISTRIBUTIONS

Dividends of the Fund are declared each day the Fund is open for business and paid monthly. Capital gains, if any, will be distributed on an annual basis usually in November or December. Account statements showing dividends paid will be mailed to shareholders monthly. Dividends reflect daily net income, which generally consists of accrued interest and accretion of discount less amortization of premium and expenses of the Fund. The Fund may make additional distributions if necessary to comply with the distribution requirements of the Internal Revenue Code of 1986, as amended (the “Code”).

You may choose to have dividends and distributions of the Fund paid to you in cash or additional shares of the Fund. You should make this election on your Account Application but you may change your election by giving written notice to the Transfer Agent at any time prior to the record date for a particular dividend or distribution. If you do not choose otherwise, all dividends and distributions will be reinvested in the Fund.

TAXES

The following summarizes certain additional federal income tax considerations generally affecting the Fund and their shareholders that are not described in the Fund’s Prospectus. No attempt is made to present a detailed explanation of the tax treatment of the Fund or their shareholders, and the discussion here and in the applicable Prospectus is not intended as a substitute for careful tax planning. This discussion is based upon present provisions of the Internal Revenue Code, the regulations promulgated thereunder, and judicial and administrative ruling authorities, all of which are subject to change, which change may be retroactive. Prospective investors should consult their own tax advisers with regard to the federal tax consequences of the purchase, ownership and disposition of Fund shares, as well as the tax consequences arising under the laws of any state, foreign country, or other taxing jurisdiction.

General. The Fund intends to elect and qualify annually to be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code. As a regulated investment company, the Fund generally is exempt from Federal income tax on its net investment income and realized capital gains which it distributes to its shareholders, provided that it distributes an amount equal to the sum of (a) at least 90% of its investment company taxable income (net investment income and the excess of net short-term capital gain over net long-term capital loss), if any, for the year and (b) at least 90% of its net tax-exempt interest income, if any, for the year (“Distribution Requirement”) and satisfies certain other requirements of the Internal Revenue Code that are described below. Distributions of investment company taxable income and net tax-exempt interest income made during the taxable year or, under specified circumstances, within twelve months after the close of the taxable year will satisfy the Distribution Requirement.

In addition to satisfying the Distribution Requirement, the Fund must derive with respect to a taxable year at least 90% of its gross income from dividends, interest, certain payments with respect to securities loans and gains from the sale or other disposition of stock or securities or foreign currencies, net income derived from investments in qualified publicly traded partnerships, or from other income derived with respect to its business of investing in such stock, securities, or currencies (“Income Requirement”).

In addition to the foregoing requirements, at the close of each quarter of its taxable year, at least 50% of the value of the Fund’s assets must consist of cash and cash items, U.S. Government securities, securities of other regulated investment companies, and securities of other issuers (as to which the Fund has not invested more than 5% of the value of its total assets in securities of such issuer and as to which the Fund does not hold more than 10% of the outstanding voting securities of such issuer) and no more than 25% of the value of the Fund’s total assets may be invested in the securities of any one issuer (other than U.S. Government securities and securities of other regulated investment companies), in two or more issuers which the Fund controls and which are engaged in the same or similar trade or business or one or more qualified publicly traded partnerships.

Distributions of net investment income received by the Fund from investments in debt securities and any net realized short-term capital gains distributed by the Fund will be taxable to shareholders as ordinary income and will not be eligible for the dividends-received deduction for corporations.

The Fund intends to distribute to shareholders any excess of net long-term capital gain over net short-term capital loss (“net capital gain”) for each taxable year. Such gain is designated and distributed as a capital gain dividend and is taxable to shareholders as gain from the sale or exchange of a capital asset held for more than one year, regardless of the length of time a shareholder has held his or her Fund shares and regardless of whether the distribution is paid in cash or reinvested in shares. The Fund expects that capital gain dividends will be taxable to shareholders as long-term gain. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

In the case of corporate shareholders, distributions of the Fund for any taxable year generally qualify for the dividends-received deduction to the extent of the gross amount of “qualifying dividends” received by the Fund for the year and if certain holding period requirements are met. Generally, a dividend will be treated as a “qualifying dividend” if it has been received from a domestic corporation.

Current tax law generally provides for a maximum tax rate for individual taxpayers of 15% on long-term capital gains from sales and on certain qualifying dividend income. The rate reductions do not apply to corporate taxpayers. The Fund will be able to separately designate distributions of any qualifying long-term capital gains or qualifying dividends earned by the Fund that would be eligible for the lower maximum rate. A shareholder would also have to satisfy a more than 60-day holding period with respect to any distributions of qualifying dividends in order to obtain the benefit of the lower rate. Distributions from funds investing primarily in bonds and other debt instruments will not generally qualify for the lower rates. Further, because the Fund invests generally in debt securities, the Fund may not generally derive significant amounts of qualifying dividend income that would be eligible for the lower rate on qualifying dividends.

The favorable treatment for qualifying dividends and the 15% maximum tax rate for individuals on long-term capital gains is scheduled to expire after 2010. After such expiration, qualifying dividends would be taxed as ordinary income and the rate on long-term capital gains for individuals would generally increase to 20%.

If for any taxable year the Fund does not qualify as a regulated investment company, all of its taxable income will be subject to tax at regular corporate rates without any deduction for distributions to shareholders. In such event, all distributions (whether or not derived from exempt-interest income) would be taxable as ordinary income and would be eligible for the dividends-received deduction in the case of corporate shareholders to the extent of the Fund’s current and accumulated earnings and profits.

Shareholders will be advised annually as to the Federal income tax consequences of distributions made by the Fund each year.

Amounts not distributed on a timely basis in accordance with a calendar year distribution requirement are subject to a nondeductible 4% excise tax. To prevent imposition of the excise tax, the Fund must distribute during each calendar year an amount equal to the sum of (1) at least 98% of its ordinary income (not taking into account any capital gains or losses) for the calendar year, (2) at least 98% of its capital gains in excess of its capital losses

(adjusted for certain ordinary losses, as prescribed by the Internal Revenue Code) for the one-year period ending on October 31 of the calendar year, and (3) any ordinary income and capital gains for previous years that was not distributed during those years. A distribution will be treated as paid on December 31 of the current calendar year if it is declared by the Fund in October, November or December with a record date in such a month and paid by the Fund during January of the following calendar year. Such distributions will be taxable to shareholders in the calendar year in which the distributions are declared, rather than the calendar year in which the distributions are made. To prevent application of the excise tax, the Fund intends to make its distributions in accordance with the calendar year distribution requirement.

The Fund will be required in certain cases to withhold and remit to the United States Treasury at the current rate of 28% of taxable distributions, including gross proceeds realized upon sale or other dispositions paid to any shareholder (i) who has provided either an incorrect tax identification number or no number at all, (ii) who is subject to backup withholding by the Internal Revenue Service for failure to report the receipt of taxable interest or dividend income properly, or (iii) who has failed to certify that he or she is not subject to backup withholding or that he or she is an “exempt recipient.”

Disposition of Shares. Upon the redemption or sale of shares of the Fund, a shareholder generally may realize a capital gain or loss depending upon his or her basis in the shares. To the extent that the Fund maintains a stable net asset value, then redemption or sales of shares will not generate gains or losses. Such gain or loss will be treated as capital gain or loss if the shares are capital assets in the shareholder’s hands and will be long-term or short-term, generally, depending upon the shareholder’s holding period for the shares. Any loss realized on a redemption, sale or exchange will be disallowed to the extent the shares disposed of are replaced (including shares acquired pursuant to a dividend reinvestment plan) within a period of 61 days beginning 30 days before and ending 30 days after the disposition of the shares. In such a case, the basis of the shares acquired will be adjusted to reflect the disallowed loss. Any loss realized by a shareholder on the disposition of Fund shares held by the shareholder for six months or less will be treated as a long-term capital loss to the extent of any distributions of net capital gains received by the shareholder with respect to such shares and treated as long-term capital gains.

Although the Fund expects to qualify as a “regulated investment company” and to be relieved of all or substantially all Federal income taxes, depending upon the extent of its activities in states and localities in which its offices are maintained, in which its agents or independent contractors are located or in which it is otherwise deemed to be conducting business, the Fund may be subject to the tax laws of such states or localities.

Taxation of Certain Financial Instruments. Special rules govern the Federal income tax treatment of financial instruments that may be held by the Fund. These rules may have a particular impact on the amount of income or gain that the Fund must distribute to its shareholders to comply with the Distribution Requirement, on the income or gain qualifying under the Income Requirement, all described above.

Original Issue Discount. The Fund may purchase debt securities with original issue discount. Original issue discount represents the difference between the original price of the debt instrument and the stated redemption price at maturity. Original issue discount is required to be accreted on a daily basis and is considered interest income for tax purposes and, therefore, such income would be subject to the distribution requirements applicable to regulated investment companies.

Market Discount. The Fund may purchase debt securities at a discount in excess of the original issue discount to the stated redemption price at maturity (for debt securities without original issue discount), and this discount is called market discount. If the amount of market discount is more than a de minimis amount, a portion of such market discount must be included as ordinary income (not capital gain) by the Fund in each taxable year in which the Fund own an interest in such debt security and receives a principal payment on it. In particular, the Fund will be required to allocate that principal payment first to the portion of the market discount on the debt security that has accrued but has not previously been included in income. In general the amount of market discount that must be included for each period is equal to the lesser of (i) the amount of market discount accruing during such period (plus any accrued market discount for prior periods not previously taken into account) or (ii) the amount of the principal payment with respect to such period.

Constructive Sales. IRS rules may affect the timing and character of gain if the Fund engages in transactions that reduce or eliminate its risk of loss with respect to appreciated financial positions. If a Fund enters into certain transactions in property while holding substantially identical property, the Fund would be treated as if it had sold and immediately repurchased the property and would be taxed on any gain (but not loss) from the constructive sale. The character of gain from a constructive sale would depend upon a Fund’s holding period in the property. Loss from a constructive sale would be recognized when the property was subsequently disposed of, and its character would depend on the Fund’s holding period and the application of various loss deferral provisions of the Internal Revenue Code.

Foreign Shareholders. The tax consequences to a foreign shareholder of an investment in the Fund may be different from those described herein. Foreign shareholders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in the Fund.

Other Taxation. The foregoing discussion relates only to U.S. Federal income tax law as applicable to U.S. persons (i.e., U.S. citizens and residents and domestic corporations, partnerships, trusts and estates). Distributions by the Fund and dispositions of Fund shares also may be subject to other state and local taxes, and their treatment under state and local income tax laws may differ from the U.S. Federal income tax treatment. Shareholders should consult their tax advisers with respect to particular questions of U.S. Federal, state and local taxation. Shareholders who are not U.S. persons should consult their tax advisers regarding U.S. and foreign tax consequences of ownership of shares of the Fund, including the likelihood that distributions to them would be subject to withholding of U.S. Federal income tax at a rate of 30% (or at a lower rate under a tax treaty). Future legislative or administrative changes or court decisions may significantly change the conclusions expressed herein, and any such changes or decisions may have a retroactive effect with respect to the transactions contemplated herein.

TRUSTEES AND OFFICERS

Board of Trustees. Overall responsibility for management of the Trust rests with the Board of Trustees (“Trustees” or “Board”). Subject to the Trust’s Trust Instrument, its By-Laws and Delaware law, the Trustees have all powers necessary and convenient to carry out their responsibilities, including the appointment and removal of the Trust’s officers. There are currently five Trustees, four of whom are not “interested persons” of the Trust within the meaning of that term under the 1940 Act (“Independent Trustees”). The Trustees, in turn, elect the officers of the Trust to actively supervise its day-to-day operations.

Information about the Trustees of the Trust is included in the following table. The address for each Trustee is 1001 Nineteenth Street North, Arlington, VA 22209.

Name, Address and Age	Term of Office* and Length of Time Served**	Principal Occupation During Past 5 Years	Portfolios Overseen in the Trust and Fund Complex***	Other Directorships

Independent Trustees
Michael A. Willner, 52	Since June 1997	President AlphaGrip, Inc. January 2001 to present.	10	None

Reena Aggarwal, 51	Since July 2006	Professor, Georgetown University, 2000 to present; Deputy Dean, McDonough School of Business, Georgetown University since 2006-2008; Interim Dean, 2004-2005; Visiting Professor MIT Sloan School of Management, 2005-2006.	10	IndexIQ Trust

William E. Cole, Jr., 59	Since	Retired, 2006. Partner, Ernst	10	None

	July 2006	& Young LLP, 1972-2006.

Charles O. Heller, 73	Since September 2003	President, Annapolis Capital Group, since 2005; Athlone Global Security (venture capital firm), 2006-2008; Beacon Global LLC (venture capital firm), 2003- 2005.	10	None

Interested Trustee+
David H. Ellison, 50 100 Federal Street Boston, MA 02110	Since September 2003	Director, CIO and President, FBR Fund Advisers, Inc., since December 1999; Portfolio Manager for Equity Funds since October 1996.	10	None

*	Trustees serve until their resignation, removal, or death, or until they reach the mandatory retirement age of 75 established by the Board.
**	Length of time served is measured from the earliest date of service as a Trustee of any of the Funds or the Predecessor Funds.
***	The “Fund Complex” consists of all mutual funds advised by FBR Capital Markets Holding Group, Inc., (“FBR Capital Markets”) and its affiliate advisers.
+	Mr. Ellison is considered to be an “Interested Trustee” of the Trust due to his position with FBR Fund Advisers.

The Trustees presently have an audit committee, a valuation committee, and a nominating committee, each of which are comprised of all of the Independent Trustees of the Trust: Ms. Aggarwal and Messrs. Willner, Cole and Heller. The function of the audit committee is to recommend independent auditors, pre-approve audit and certain non-audit services to be provided by the independent auditors to the Funds, and review and report on accounting and financial matters. The Board has adopted a written charter for the Audit Committee. The function of the valuation committee is to determine and monitor the value of the Funds’ assets pursuant to the Trust’s Valuation Procedures. The function of the nominating committee is to nominate persons to serve as Independent Trustees and to serve on committees of the Board. The Board does not have a policy related to considering nominees recommended by shareholders. There were no meetings of the valuation or nominating committees during its most recent fiscal year end. The audit committee met twice during the year.

Remuneration of Certain Trustees and Executive Officers. Each Independent Trustee receives an annual retainer of $25,000 and a fee of $2,500 for each regular meeting and $1,000 for each committee meeting attended, plus expenses, and $1,000 for each telephonic meeting attended. The Trust Chairman receives an additional fee of $2,000 for each meeting and the Audit Committee Chairman receives $1,000 for each committee meeting attended. Officers of the Funds and Trustees who are interested persons of the Funds (if any) do not receive any compensation from the Funds or any other funds managed by the Adviser. The following table sets forth information regarding compensation of each of the Trustees by the Trust for the fiscal year ended October 31, 2008.

Compensation Table

Name of Trustee	Aggregate Compensation from Trust	Pension or Retirement Benefits Accrued as Part of Fund Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation from the Fund and Fund Complex Paid to Trustees*

Michael A. Willner +	$47,000	N/A	N/A	$47,000

Reena Aggarwal	$39,000	N/A	N/A	$39,000

William E. Cole, Jr.	$41,000	N/A	N/A	$41,000

Charles O. Heller	$39,000	N/A	N/A	$39,000

David H. Ellison	None	None	None	None

*	“Fund Complex” consists of all mutual funds advised by FBR Capital Markets Holding Group, Inc. (“FBR Capital Markets”) and its affiliate advisers.
+	Mr. Willner serves as the Chairman of the Board.

Officers of the Trust

The officers of the Trust, their ages, addresses and principal occupations during the past five years, are as follows:

Name, Address and Age	Position(s) Held With the Trust and Term of Office*	Principal Occupation During Past 5 Years

David H. Ellison, 50 100 Federal Street Boston, MA 02110	President Since 2001 Trustee Since 2003	Director, CIO and President, FBR Fund Advisers, Inc., since December 1999; and Portfolio Manager, FBR Fund Advisers, Inc., since October 1996.

Winsor H. Aylesworth, 61 100 Federal Street Boston, MA 02110	Executive Vice President Since 1999	Portfolio Manager, FBR Fund Advisers, Inc. since September 1998.

William B. Sanders III, 44 1001 Nineteenth Street North Arlington, VA 22209	Executive Vice President Since 1999	Senior Vice President of Fund Operations, FBR Fund Advisers, Inc. since August 1999; and Head Trader for FBR Fund Advisers, Inc., since January 1997.

Guy F. Talarico, 53 800 Third Avenue 11th Floor New York, NY 10022	Chief Compliance Officer Since 2006	CEO of Alaric Compliance Services, LLC since January 2006. Co-Chief Executive Officer of EOS Compliance Services, LLC June 2004 - December 2005. Senior Director of Investors Bank & Trust Institutional Custody Division February 2001- June 2004.

Kimberly J. Bradshaw, 34 1001 Nineteenth Street North Arlington, VA 22209	Secretary Since 2003 and Treasurer Since 2006	Employee of FBR since August 1998 serving in various capacities, including Vice President Fund Administration, Assistant Vice President of Fund Administration, Transfer Agent Operations Manager and Fund Accounting Supervisor. Vice President and Secretary of Money Management Advisers, Inc., November 2003-March 2006.

Kristin E. Stelljes, 32 1001 Nineteenth Street North Arlington, VA 22209	Assistant Treasurer Since 2006	Employee of FBR since February 2002, serving in various capacities including Assistant Vice President Fund Administration, Supervisor Fund Administration, Accountant, and Customer Service Representative.

*	The officers of the Trust serve at the pleasure of the Trustees.

As of January 31, 2009, the Trustees and officers of the Trust, as a group, owned less than 1% of the outstanding shares of the Fund.

Trustees’ Ownership of Fund Shares as of December 31, 2008

	Dollar Range of Equity Securities owned of the Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen By Trustee in Family of Investment Companies*

Michael A. Willner	None	$10,001 - $50,000
Reena Aggarwal	None	$10,001 - $50,000
William E. Cole, Jr.	None	$10,001 - $50,000
Charles O. Heller	None	$50,001 - $100,000
David H. Ellison	None	Over $100,000

*	“Family of Investment Companies” consists of all mutual funds advised by FBR Capital Markets Holding Group, Inc. (“FBR Capital Markets”) and its affiliate advisers.

TRUST MANAGEMENT AND ADMINISTRATION

Investment Adviser

FBR Fund Advisers, Inc (the “Adviser”)., located at 1001 Nineteenth Street North, Arlington, Virginia 22209, serves as the investment adviser to the Fund. The Adviser oversees the investment of the Fund’s assets, subject at all times to the supervision of the Trustees of the Fund. The Adviser continually conducts investment research and supervision for the Fund and is responsible for the purchase and sale of the Fund’s investments.

The Adviser was organized as a Delaware corporation in 1996 and is registered with the Securities and Exchange Commission as an investment adviser. The Adviser is a subsidiary of FBR Capital Markets Holding Group, Inc. (“FBR Capital Markets”), a subsidiary of FBR Group, Inc. As of January 31, 2009, the Adviser and its asset management affiliates manage approximately $1.3 billion of gross assets (including leverage) for numerous clients including individuals, banks and thrift institutions, investment companies, pension and profit sharing plans and trusts, estates and charitable organizations, and private partnerships. As of January 31, 2009, the Adviser managed approximately $1.1 billion of net assets on behalf of the Funds it advises.

Advisory Agreement

Pursuant to an Advisory Agreement between the Adviser and the Fund, the Adviser is responsible for the management of the Fund, provides investment oversight and supervision to the Fund, and is responsible for making investment decisions and placing orders for the purchase and sale of the Fund’s investments. Consistent with the requirements of the 1940 Act, the Advisory Agreement provides that the Adviser is not liable to the Fund for any mistake in judgment, or otherwise, except by reason of willful misfeasance, bad faith or negligence in the performance of the Adviser’s duties or by reason of its reckless disregard of its obligations under the Advisory Agreement. The Advisory Agreement may be terminated by the Fund without penalty upon 60 days’ notice by the Board or by a vote of the holders of a majority of the Fund’s outstanding voting securities, or upon 60 days’ notice by the Adviser. The Advisory Agreement will also terminate automatically in the event of its assignment, as defined in the 1940 Act. The Advisory Agreement will remain in effect for two years from its effective date, and, unless earlier terminated, will continue from year-to-year thereafter, provided that each such continuance is approved annually (i) by the Board or by the vote of a majority of the outstanding voting securities of the Fund and, in either case, (ii) by a majority of the Independent Trustees.

Advisory Fees

For its services, the Adviser receives a fee at an annual rate based on the Fund’s net assets as follows:

0.50% of the first $500 million;
0.45% of the next $250 million;
0.40% of the next $250 million; and
0.35% of the net assets over $1 billion.

The Adviser has contractually agreed to waive its fees or reimburse expenses for the Fund to the extent the Fund’s expenses (exclusive of interest, taxes, brokerage commissions, extraordinary legal expenses or any other extraordinary expenses) exceed 1.00% of the Fund’s average daily net assets. The agreement automatically renews for one-year terms unless the Adviser provides written notice to the Fund.

For the period ended October 31, 2008, pursuant to an agreement between the Funds and the Adviser, for the advisory services performed, the Adviser received 0.50% of the average daily net assets of the Fund.

For the fiscal year ended October 31, 2008, the Fund paid investment advisory fees, and received fee waivers and reimbursements of expenses as follows:

	Gross Advisory Fees	Advisory Fee Waivers	Net Advisory Fees
Fund for Government Investors	$694,655	—	$694,655

For the fiscal year ended October 31, 2007, the Fund paid investment advisory fees, and received fee waivers and reimbursements of expenses as follows:

	Gross Advisory Fees	Advisory Fee Waivers	Net Advisory Fees
Fund for Government Investors	$985,791	—	$985,791

For the fiscal year ended October 31, 2006, the Fund paid investment advisory fees, and received fee waivers and reimbursements of expenses as follows:

	Gross Advisory Fees	Advisory Fee Waivers	Net Advisory Fees
Fund for Government Investors	$1,186,068	—	$1,186,068

Distributor. FBR Investment Services, Inc. (the “Distributor”), located at 1001 Nineteenth Street North, Arlington, VA 22209, is an affiliate of the Adviser and serves as principal underwriter and distributor of the Fund’s shares pursuant to an agreement with the Trust which is renewable annually. The Distributor promotes and sells shares of the Fund on a continuous, best efforts basis.

Fund Administration. JPMorgan Chase Bank N.A. (“JPMorgan”) serves as the administrator to the Fund and provides pursuant to an Administration Agreement (“Agreement”) day-to-day administrative services including monitoring portfolio compliance, determining compliance with provisions of the Internal Revenue Code and preparing the Fund’s registration statements. Pursuant to the Agreement, JPMorgan receives a fee of 0.02% of the first $2.5 billion of average daily net assets of the Trust, 0.0175% of the next $2.5 billion of average daily net assets of the Trust and 0.015% of the Trust’s average daily net assets in excess of $5 billion.

Pursuant to the Administrative Services Agreement, the Adviser also provides certain administrative services to the Funds that are in addition to those provided by JPMorgan including oversight of service providers. The Adviser receives 0.02% of average daily net assets of the Trust. The Adviser also provides the Funds with office space, facilities and business equipment and generally administers the Funds’ business affairs and provides the services of executive and clerical personnel for administering the affairs of the Funds. The Adviser compensates all personnel, Officers, and Trustees of the Funds if such persons are employees of the Adviser.

Prior to November 1, 2007, under a separate written Administrative Services Agreement (“Administration Agreement”), the Adviser provided day-to-day administrative services to the Fund including monitoring portfolio compliance, determining compliance with provisions of the Internal Revenue Code, oversight of the service providers and preparing the Fund’s registration statement. Pursuant to the Administration Agreement, the Adviser received a fee of 0.06% of the first $2 billion of the Fund’s average daily net assets, 0.05% of the next $1 billion of the Fund’s average daily net assets, and 0.035% of the Fund’s average daily net assets in excess of $3 billion.

For the fiscal year ended October 31, 2008, $27,784 was paid to the Adviser and $28,800 was paid to JPMorgan pursuant to the respective Administration Agreements. For the fiscal years ended October 31, 2007 and 2006, $115,930 and $142,325, respectively, was paid to the Adviser pursuant to the Administration Agreement.

Custodian. JPMorgan Chase Bank, N.A. (“JPMorgan”), 303 Broadway, Suite 900, Cincinnati, Ohio 45202, serves at the Custodian of the Fund’s investments. The Custodian acts as each Fund’s depository, safe keeps its portfolio securities, collects all income and other payments with respect thereto, disburses funds at the Fund’s request and maintains records in connection with its duties.

Transfer Agent and Fund Accountant. JPMorgan Chase Bank, N.A. (“JPMorgan”), 303 Broadway, Suite 900, Cincinnati, OH 45202 acts as the Fund’s transfer agent and fund accountant. In its capacity as transfer agent, JPMorgan maintains the records of each shareholder’s account, answers shareholder inquiries concerning their accounts, processes purchases and redemptions of Fund shares, acts as dividend and distribution disbursing agent and performs other accounting and shareholder service functions. In its capacity as fund accountant, JPMorgan is responsible for calculating the daily net asset value of the Fund in accordance with the Fund’s current prospectus and statement of additional information and maintains the general ledger for the Fund and records all income, expenses, capital share activity and security transactions.

Chief Compliance Officer. The Trust has contracted with Alaric Compliance Services, LLC to provide the services of Guy F. Talarico to serve in the capacity of Chief Compliance Officer of the Trust under Rule 38a-1 of the 1940 Act. For these services, the Trust pays fees on a monthly basis, plus any out of pocket expenses. The Fund pays a portion of the fees based on average net assets and number of funds in the Trust.

Independent Registered Public Accounting Firm. The financial statements of the Fund (or the Predecessor Fund) have been audited by Tait, Weller & Baker LLP, the Trust’s independent registered public accounting firm, as indicated in their report with respect thereto, and are incorporated by reference hereto in reliance upon the authority of said firm as experts in giving said report.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Portfolio Transactions. Pursuant to the Investment Advisory Agreement, the Adviser determines, subject to the general supervision of the Trustees of the Trust, and in accordance with the Fund’s investment objective and restrictions, which securities are to be purchased and sold by the Fund, and which brokers are to be eligible to execute its portfolio transactions. The Fund expects that purchases and sales of portfolio securities generally will be principal transactions. Portfolio securities are normally purchased on a net basis, which does not involve payment of brokerage commissions. There will usually be no brokerage commissions paid by the Fund for such purchases

Allocation of transactions to broker-dealers is determined by the Adviser, in its best judgment and in a manner deemed fair and reasonable to shareholders. The primary consideration is prompt execution of orders in an effective manner at the most favorable price. Subject to this consideration, broker-dealers who provide supplemental investment research to the Adviser, may receive orders for transactions by the Trust. Information so received is in addition to and not in lieu of services required to be performed by the Adviser and does not reduce the investment advisory fees payable to the Adviser by a Fund. Such information may be useful to the Adviser, in serving both the Trust and other advisory clients and, conversely, such supplemental research information obtained by the placement of orders on behalf of other clients may be useful to the Adviser, in carrying out its obligations to the Trust.

In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser may cause the Fund to pay a broker-dealer that furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Adviser determines in good faith that such commission is reasonable in relation the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Adviser to the Fund. Such brokerage and research services might consist of reports and statistics on specific companies or industries, general summaries of groups of bonds and their comparative earnings and yields, or broad overviews of the securities markets and the economy.

Supplementary research information so received is in addition to and not in lieu of services required to be performed by the Adviser and does not reduce the investment advisory fees payable to the Adviser by the Fund. Such information may be useful to the Adviser in serving both the Fund and other advisory clients and, conversely, such supplemental research information obtained by the placement of orders on behalf of other clients may be useful to the Adviser in carrying out its obligations to the Fund.

The Commission has published interpretive guidance that would tighten existing standards concerning the types of expenses that qualify for the Section 28(e) safe harbor and set forth certain steps that investment advisers would take in order to ensure such qualification.

In accordance with procedures adopted by the Board, the Fund may place portfolio transactions with broker-dealers who sell fund shares only if such brokerage is not direct or indirect compensation for the promotion or sale of shares of the Fund or any other investment company.

The Trustees have authorized the allocation of brokerage to Friedman, Billings, Ramsey & Co., Inc. (“FBR & Co.”), an affiliated broker-dealer, to effect portfolio transactions on an agency basis. The Trustees have adopted procedures incorporating the standards of Rule 17e-1 under the 1940 Act, which require that the commission paid to affiliated broker-dealers must be “reasonable and fair compared to the commission, fee or other remuneration received, or to be received, by other brokers in connection with comparable transactions involving similar securities during a comparable period of time.” At times, a Fund may also purchase portfolio securities directly from dealers acting as principals, underwriters or market makers. As these transactions are usually conducted on a net basis, no brokerage commissions are paid by the Fund.

Investment decisions for the Fund are made independently from those made for the other Funds of the Trust or any other investment company or account managed by the Adviser. Such other funds, investment companies or accounts may also invest in the same securities in which the Fund invests. When a purchase or sale of the same security is made at substantially the same time on behalf of the Fund and another advisory client, the transaction will be averaged as to price, and available investments allocated as to amount, in a manner which the Adviser, believes to be equitable to the Fund and such other advisory client. In some instances, this investment procedure may affect the price paid or received by the Fund or the size of the position obtained by the Fund in an adverse manner relative to the result that would have been obtained if only the Fund had participated in or been allocated such trades. To the extent permitted by law, the Adviser, may aggregate the securities to be sold or purchased for the Fund with those to be sold or purchased for the other Funds of the Trust or for other advisory clients in order to obtain best execution. In making investment recommendations for the Fund, the Adviser, will not inquire or take into consideration whether an issuer of securities proposed for purchase or sale by the Fund is a customer of the Adviser, its parent or affiliates, and, in dealing with commercial customers, the Adviser or its affiliates, will not inquire or take into consideration whether securities of such customers are held by the Trust.

For the fiscal year ended October 31, 2008, the Fund did not pay any brokerage commissions.

FINANCIAL STATEMENTS

The financial statements for the fiscal year ended October 31, 2008, with respect to the Fund, including notes thereto and the report of Tait, Weller & Baker LLP thereon, are herein incorporated by reference. A copy of the Fund’s Annual Report to shareholders must accompany the delivery of this SAI. Copies of the Fund’s most recent annual report may be obtained without charge upon request by writing to The FBR Funds, 1001 Nineteenth Street North, Arlington, Virginia 22209 or by calling toll free 888.888.0025.

DESCRIPTION OF SHARES

The Trust is a Delaware statutory trust formed on September 26, 2003. The Trust Instrument authorizes the Trustees to issue an unlimited number of shares, which are units of beneficial interest, without par value. The Trust presently is authorized to issue ten series of shares, which represent interests in the FBR Pegasus Fund™, the FBR Pegasus

Mid Cap FundTM, the FBR Pegasus Small Cap FundTM, the FBR Pegasus Small Cap Growth FundTM, the FBR Focus Fund, the FBR Large Cap Financial Fund, the FBR Small Cap Financial Fund, the FBR Technology Fund, the FBR Gas Utility Index Fund, and the FBR Fund for Government Investors. The Trust’s Trust Instrument authorizes the Trustees to divide or redivide any unissued shares of the Trust into one or more additional series by setting or changing in any one or more aspects their respective preferences, conversion or other rights, voting power, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption.

Shares have no subscription or preemptive rights and only such conversion or exchange rights as the Trustees may grant in their discretion. When issued for payment as described in the Prospectus and this SAI, the Trust’s shares will be fully paid and non-assessable. In the event of a liquidation or dissolution of the Trust, shares of a Fund are entitled to receive the assets available for distribution belonging to the Fund, and a proportionate distribution, based upon the relative asset values of the respective Funds of the Trust, of any general assets not belonging to any particular Fund which are available for distribution.

Shares of the Trust are entitled to one vote per share (with proportional voting for fractional shares) on such matters as shareholders are entitled to vote. On any matter submitted to a vote of the shareholders, all shares are voted separately by individual series (Funds), and whenever the Trustees determine that the matter affects only certain series, may be submitted for a vote by only such series, except: (1) when required by the 1940 Act, shares are voted in the aggregate and not by individual series; and (2) when the Trustees have determined that the matter affects the interests of more than one series and that voting by shareholders of all series would be consistent with the 1940 Act, then the shareholders of all such series shall be entitled to vote thereon (either by individual series or by shares voted in the aggregate, as the Trustees in their discretion may determine). There will normally be no meetings of shareholders for the purpose of electing Trustees unless and until such time as less than a majority of the Trustees have been elected by the shareholders, at which time the Trustees then in office will call a shareholders’ meeting for the election of Trustees. In addition, Trustees may be removed from office by a vote of the holders of at least two-thirds of the outstanding shares of the Trust. A meeting shall be held for such purpose upon the written request of the holders of not less than 10% of the outstanding shares. Upon written request by ten or more shareholders meeting the qualifications of Section 16(c) of the 1940 Act, (i.e., persons who have been shareholders for at least six months, and who hold shares having a NAV of at least $25,000 or constituting 1% of the outstanding shares) stating that such shareholders wish to communicate with the other shareholders for the purpose of obtaining the signatures necessary to demand a meeting to consider removal of a Trustee, the Trust will provide a list of shareholders or disseminate appropriate materials (at the expense of the requesting shareholders). Except as set forth above, the Trustees shall continue to hold office and may appoint their successors.

Rule 18f-2 under the 1940 Act provides that any matter required to be submitted to the holders of the outstanding voting securities of an investment company such as the Trust shall not be deemed to have been effectively acted upon unless approved by the holders of a majority of the outstanding shares of each Fund of the Trust affected by the matter. For purposes of determining whether the approval of a majority of the outstanding shares of a Fund will be required in connection with a matter, a Fund will not be deemed to be affected by a matter unless it is clear that the interests of each Fund in the matter are identical, or that the matter does not affect any interest of the Fund. Under Rule 18f-2, the approval of an investment advisory agreement or any change in investment policy would be effectively acted upon with respect to a Fund only if approved by a majority of the outstanding shares of such Fund. However, Rule 18f-2 also provides that the ratification of independent public accountants, the approval of principal underwriting contracts, and the election of Trustees may be effectively acted upon by shareholders of the Trust voting without regard to series.

SHAREHOLDER AND TRUSTEE LIABILITY

The Delaware Statutory Trust Act provides that a shareholder of a Delaware statutory trust shall be entitled to the same limitation of personal liability extended to shareholders of Delaware corporations, and the Delaware Trust Instrument provides that shareholders of the Trust shall not be liable for the obligations of the Trust. The Delaware Trust Instrument also provides for indemnification out of the Trust property of any shareholder held personally liable solely by reason of his or her being or having been a shareholder. The Delaware Trust Instrument also provides that the Trust shall, upon request, assume the defense of any claim made against any shareholder for any act or obligation of the Trust, and shall satisfy any judgment thereon. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is considered to be extremely remote.

The Delaware Trust Instrument states further that no Trustee, officer, or agent of the Trust shall be personally liable in connection with the administration or preservation of the assets of a Fund or the conduct of the Trust’s business; nor shall any Trustee, officer, or agent be personally liable to any person for any action or failure to act except for his own bad faith, willful misfeasance, gross negligence, or reckless disregard of his duties. The Trust Instrument also provides that all persons having any claim against the Trustees or the Trust shall look solely to the assets of the Trust for payment.

DISCLOSURE OF PORTFOLIO HOLDINGS

The Board has adopted policies and procedures for the public and nonpublic disclosure of the Fund’s portfolio securities (“Disclosure Procedures”). On a quarterly basis, the Fund discloses on the Trust’s website, www.fbrfunds.com, its entire portfolio holdings, including a description of each security and the percentage such security represents of the Fund’s total portfolio of investments as of that date. The information will be available no later than the 10th business day following the end of each calendar quarter and shall remain on the website until the next calendar quarter’s information is made publicly available. A complete list of the Fund’s portfolio holdings is also publicly available on a quarterly basis through filings made with the SEC on Forms N-CSR and N-Q.

As a general matter, no information concerning the portfolio holdings of the Funds may be disclosed to any unaffiliated third party except (1) to service providers that require such information in the course of performing their duties (such as the Funds’ custodian, fund accountants, investment adviser and sub-advisers, administrator, independent public accountants, attorneys, officers and trustees and each of their respective affiliates and advisors) and are subject to a duty of confidentiality, and (2) pursuant to enumerated exception that serve a legitimate business purpose. These exceptions include (1) disclosure of portfolio holdings only after such information has been publicly disclosed, as provided in the previous paragraph, and (2) to third-party vendors such as Morningstar and Lipper Analytical Services that (a) agree to not distribute the portfolio holdings or results of the analysis to third parties, other departments or persons who are likely to use the information for purposes of purchasing or selling the Funds before the portfolio holdings or results of the analysis become publicly available; and (b) signs a written confidentiality agreement. The confidentiality agreement must provide, among other things, that the recipient of the portfolio holdings information agrees to limit access to the portfolio information to its employees (and agents) who, on a need to know basis, are (1) authorized to have access to the portfolio holdings information and (2) subject to confidentiality obligations, including duties not to trade on non-public information, no less restrictive than the confidentiality obligations contained in the confidentiality agreement.

Any exceptions to the policies and procedures may only be made consent of the Trust’s chief compliance officer and will be reported to the Board at the Board’s next regularly scheduled meeting.

PROXY VOTING POLICIES AND PROCEDURES

Ordinarily, the securities in which the Fund invests will be non-voting securities. In the event that the Fund does receive a proxy statement related to a portfolio security, it is the Fund’s policy that proxies received are voted in the best interests of the Fund shareholders. The Board of the Fund has approved proxy voting policies and procedures for the Fund that delegate the authority to vote proxies related to the Fund’s portfolio securities to the Adviser. The Adviser’s proxy voting policies and procedures address the responsibility of the Adviser to ensure that proxies received for portfolio securities held by the Fund are voted in the best interest of the Fund, including in those situations involving a conflict of interest between the Fund on the one hand, and the Adviser, Distributor, and certain of their affiliated persons on the other. Such voting responsibilities will be exercised in a manner that is consistent with the general antifraud provisions of the Investment Advisers Act of 1940, as well as the investment adviser’s fiduciary duties under the federal and state law to act in the best interest of its clients.

Voting Proxies. Proxies solicited for items of business with respect to issuers whose voting securities are owned by the Fund must be voted in the best interests of the Fund. Proxies are voted on a case-by-case basis in the best economic interest of the client or shareholder taking into consideration all relevant contractual obligations and other circumstances at the time of the vote. Proxies are also voted with the objective of fostering good corporate governance practices, including the fair and equal treatment of shareholders together with the reasonable disclosure of company policies, activities and returns. The Adviser may abstain from voting a client proxy when the effect on shareholders’ economic interests or the value of the portfolio holding is indeterminable or insignificant; or when the cost of voting the proxies outweighs the benefits, e.g., when voting certain non-U.S. securities.

Conflicts of Interest. The Adviser generally insulates itself from conflicts of interests between the Fund and itself, the Fund’s Distributor and/or certain affiliated persons of the Adviser or Distributor by voting proxies in accordance with the Adviser’s proxy voting policies and procedures. Where a conflict of interest arises, the Adviser may pursue one of the following courses of action: (1) convene an ad-hoc committee to assess and resolve the conflict; (2) vote in accordance with the instructions of a client or shareholder after providing notice to that client or shareholder of the conflict; (3) vote the proxy in accordance with the recommendation of an independent third-party service provider; or (4) delegate the vote to an independent third-party service provider. The Board of Directors of the Fund has appointed a committee of the Board for the purpose of providing the Fund’s consent to vote in matters where the Adviser seeks such consent because of a conflict of interest that arises in connection with a particular vote or for other reasons.

Each Portfolio Manager of the Adviser and/or Proxy Designate (a representative designated by the Portfolio Manager to vote proxies) is encouraged to own shares in the Fund over which he oversees the proxy process as to align his voting interest with other Fund shareholders. The Portfolio Manager and/or Proxy Designate is required to review each proxy issue and make a voting decision in a timely manner that, in his/her best judgment, is in the best interests of the client.

The Fund has filed with the SEC its proxy voting record on Form N-PX for the most recent 12-month period ended June 30. Form N-PX must be filed by the Fund each year by August 31. Once filed, the most recent Form N-PX will be available without charge, upon request, by calling 888.888.0025 or the Securities and Exchange Commission’s website at http://www.sec.gov.

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

As of January 31, 2009, no shareholders held beneficially or of record 5% or more of the outstanding shares of the Fund.

ADDITIONAL INFORMATION

As used in the Prospectus and in this SAI, “assets belonging to a Fund” means the consideration received by the Trust upon the issuance or sale of shares of a Fund, together with all income, earnings, profits, and proceeds derived from the investment thereof, including any proceeds from the sale, exchange, or liquidation of such investments, and any funds or payments derived from any reinvestment of such proceeds and any general assets of the Trust, which general liabilities and expenses are not readily identified as belonging to a particular Fund that are allocated to that Fund by the Trustees. The Trustees may allocate such general assets in any manner they deem fair and equitable. It is anticipated that the factor that will be used by the Trustees in making allocations of general assets to a particular Fund of the Trust will be the relative NAV of each respective Fund at the time of allocation. Assets belonging to a particular Fund are charged with the direct liabilities and expenses in respect of that Fund, and with a share of the general liabilities and expenses of each of the Funds not readily identified as belonging to a particular Fund, which are allocated to each Fund in accordance with its proportionate share of the net asset values of the Trust at the time of allocation. The timing of allocations of general assets and general liabilities and expenses of the Trust to a particular Fund will be determined by the Trustees and will be in accordance with generally accepted accounting principles. Determinations by the Trustees as to the timing of the allocation of general liabilities and expenses and as to the timing and allocable portion of any general assets with respect to a particular Fund are conclusive.

As used in the Prospectus and in this SAI, a “vote of a majority of the outstanding shares” of a Fund means the affirmative vote of the lesser of (a) 67% or more of the shares of the Fund present at a meeting at which the holders of more than 50% of the outstanding shares of the Fund are represented in person or by proxy, or (b) more than 50% of the outstanding shares of the Fund.

Code of Ethics. Pursuant to Rule 17j-1 under the 1940 Act, the Trustees have adopted a Code of Ethics for the Trust and approved this same Code of Ethics for the Adviser and Distributor based on a determination that the Code of Ethics contains provisions reasonably necessary to prevent access persons from violating Rule 17j-1 under the

1940 Act. The Code of Ethics permits access persons to invest in securities that may be purchased or held by a Fund, subject to a number of restrictions and controls including blackout periods, pre-approval of trades, and reporting requirements.

The Prospectus and this SAI are not an offering of the securities herein described in any state in which such offering may not lawfully be made. No salesman, dealer, or other person is authorized to give any information or make any representation other than those contained in the Prospectus and this SAI.

APPENDIX A

DESCRIPTION OF SECURITY RATINGS.

The nationally recognized statistical rating organizations (individually, an “NRSRO”) that may be utilized by the Adviser with regard to portfolio investments for the Fund include Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Ratings Services (“S&P”), Duff & Phelps, Inc. (“Duff”), Fitch Investors Service, Inc. (“Fitch”), IBCA Limited and its affiliate, IBCA Inc. (collectively, “IBCA”), and Thompson BankWatch, Inc. (“Thompson”). Set forth below is a description of the relevant ratings of each such NRSRO. The NRSROs that may be utilized by the Adviser and the description of each NRSRO’s ratings is as of the date of this SAI, and may subsequently change.

Long-Term Debt Ratings (may be assigned, for example, to corporate and municipal bonds).

Description of the five highest long-term debt ratings by Moody’s (Moody’s applies numerical modifiers (e.g., 1, 2, and 3) in each rating category to indicate the security’s ranking within the category):

Aaa. Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as “gilt edged.” Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

Aa. Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group, they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risk appear somewhat larger than in Aaa securities.

A. Bonds which are rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment some time in the future.

Baa. Bonds which are rated Baa are considered as medium grade obligations, I.E., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

Ba. Bonds which are rated Ba are judged to have speculative elements, I.E., their future cannot be considered as well assured. Often the protection of interest and principal payments may be very moderate and thereby not well safeguarded during both good and bad times in the future. Uncertainty of position characterizes bonds in this class.

Description of the five highest long-term debt ratings by S&P (S&P may apply a plus (+) or minus (-) to a particular rating classification to show relative standing within that classification):

AAA. Debt rated AAA has the highest rating assigned by S&P. Capacity to pay interest and repay principal is extremely strong.

AA. Debt rated AA has a very strong capacity to pay interest and repay principal and differs from the higher rated issues only in small degree.

A. Debt rated A has a strong capacity to pay interest and repay principal although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher rated categories.

BBB. Debt rated BBB is regarded as having an adequate capacity to pay interest and repay principal. Whereas it normally exhibits adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for debt in this category than in higher rated categories.

BB. Debt rated BB is regarded, on balance, as predominately speculative with respect to capacity to pay interest and repay principal in accordance with the terms of the obligation. While such debt will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposure to adverse conditions.

Description of the three highest long-term debt ratings by Duff:

AAA.- Highest credit quality. The risk factors are negligible being only slightly more than for risk-free U.S. Treasury debt.

AA+, AA, AA-. High credit quality protection factors are strong. Risk is modest but may vary slightly from time to time because of economic conditions.

A+, A, A-. Protection factors are average but adequate. However, risk factors are more variable and greater in periods of economic stress.

Description of the three highest long-term debt ratings by Fitch (plus or minus signs are used with a rating symbol to indicate the relative position of the credit within the rating category):

AAA. Bonds considered to be investment grade and of the highest credit quality. The obligor has an exceptionally strong ability to pay interest and repay principal, which is unlikely to be affected by reasonably foreseeable events.

AA. Bonds considered to be investment grade and of very high credit quality. The obligor’s ability to pay interest and repay principal is very strong, although not quite as strong as bonds rated “AAA.” Because bonds rated in the “AAA” and “AA” categories are not significantly vulnerable to foreseeable future developments, short-term debt of these issues is generally rated “[-]+.”

A. Bonds considered to be investment grade and of high credit quality. The obligor’s ability to pay interest and repay principal is considered to be strong, but may be more vulnerable to adverse changes in economic conditions and circumstances than bonds with higher ratings.

IBCA’s description of its three highest long-term debt ratings:

AAA. Obligations for which there is the lowest expectation of investment risk. Capacity for timely repayment of principal and interest is substantial. Adverse changes in business, economic or financial conditions are unlikely to increase investment risk significantly.

AA. Obligations for which there is a very low expectation of investment risk. Capacity for timely repayment of principal and interest is substantial. Adverse changes in business, economic, or financial conditions may increase investment risk albeit not very significantly.

A. Obligations for which there is a low expectation of investment risk. Capacity for timely repayment of principal and interest is strong, although adverse changes in business, economic or financial conditions may lead to increased investment risk.

Short-Term Debt Ratings (may be assigned, for example, to commercial paper, master demand notes, bank instruments, and letters of credit).

Moody’s description of its three highest short-term debt ratings:

Prime-1. Issuers rated Prime-1 (or supporting institutions) have a superior capacity for repayment of senior short-term promissory obligations. Prime-1 repayment capacity will normally be evidenced by many of the following characteristics:

•	Leading market positions in well-established industries.

•	High rates of return on funds employed.

•	Conservative capitalization structures with moderate reliance on debt and ample asset protection.

•	Broad margins in earnings coverage of fixed financial charges and high internal cash generation.

•	Well-established access to a range of financial markets and assured sources of alternate liquidity.

Prime-2. Issuers rated Prime-2 (or supporting institutions) have a strong capacity for repayment of senior short-term debt obligations. This will normally be evidenced by many of the characteristics cited above but to a lesser degree. Earnings trends and coverage ratios, while sound, may be more subject to variation. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternate liquidity is maintained.

Prime-3. Issuers rated Prime-3 (or supporting institutions) have an acceptable ability for repayment of senior short-term obligations. The effect of industry characteristics and market compositions may be more pronounced. Variability in earnings and profitability may result in changes in the level of debt protection measurements and may require relatively high financial leverage. Adequate alternate liquidity is maintained.

S&P’s description of its three highest short-term debt ratings:

A-1. This designation indicates that the degree of safety regarding timely payment is strong. Those issues determined to have extremely strong safety characteristics are denoted with a plus sign (+).

A-2. Capacity for timely payment on issues with this designation is satisfactory. However, the relative degree of safety is not as high as for issues designated “A-1.”

A-3. Issues carrying this designation have adequate capacity for timely payment. They are, however, more vulnerable to the adverse effects of changes in circumstances than obligations carrying the higher designations.

Duff’s description of its five highest short-term debt ratings (Duff incorporates gradations of “1+” (one plus) and “1-” (one minus) to assist investors in recognizing quality differences within the highest rating category):

Duff 1+. Highest certainty of timely payment. Short-term liquidity, including internal operating factors and/or access to alternative sources of funds, is outstanding, and safety is just below risk-free U.S. Treasury short-term obligations.

Duff 1. Very high certainty of timely payment. Liquidity factors are excellent and supported by good fundamental protection factors. Risk factors are minor.

Duff 1-. High certainty of timely payment. Liquidity factors are strong and supported by good fundamental protection factors. Risk factors are very small.

Duff 2. Good certainty of timely payment. Liquidity factors and company fundamentals are sound. Although ongoing funding needs may enlarge total financing requirements, access to capital markets is good. Risk factors are small.

Duff 3. Satisfactory liquidity and other protection factors qualify issue as to investment grade. Risk factors are larger and subject to more variation. Nevertheless, timely payment is expected.

Fitch’s description of its four highest short-term debt ratings:

F-1+. Exceptionally Strong Credit Quality. Issues assigned this rating are regarded as having the strongest degree of assurance for timely payment.

F-1. Very Strong Credit Quality. Issues assigned this rating reflect an assurance of timely payment only slightly less in degree than issues rated F-1+.

F-2. Good Credit Quality. Issues assigned this rating have a satisfactory degree of assurance for timely payment, but the margin of safety is not as great as for issues assigned F-1+ or F-1 ratings.

F-3. Fair Credit Quality. Issues assigned this rating have characteristics suggesting that the degree of assurance for timely payment is adequate, however, near-term adverse changes could cause these securities to be rated below investment grade.

IBCA’s description of its three highest short-term debt ratings:

A+. Obligations supported by the highest capacity for timely repayment.

A1. Obligations supported by a very strong capacity for timely repayment.

A2. Obligations supported by a strong capacity for timely repayment, although such capacity may be susceptible to adverse changes in business, economic or financial conditions.

SHORT-TERM DEBT RATINGS. Thompson BankWatch, Inc. (“TBW”) ratings are based upon a qualitative and quantitative analysis of all segments of the organization including, where applicable, holding company and operating subsidiaries.

TBW Ratings do not constitute a recommendation to buy or sell securities of any of these companies. Further, TBW does not suggest specific investment criteria for individual clients. The TBW Short-Term Ratings apply to commercial paper, other senior short-term obligations and deposit obligations of the entities to which the rating has been assigned. The TBW Short-Term Ratings apply only to unsecured instruments that have a maturity of one year or less. The TBW Short-Term Ratings specifically assess the likelihood of an untimely payment of principal or interest.

TBW-1. The highest category; indicates a very high degree of likelihood that principal and interest will be paid on a timely basis.

TBW-2. The second highest category; while the degree of safety regarding timely repayment of principal and interest is strong, the relative degree of safety is not as high as for issues rated “TBW-1.”

TBW-3. The lowest investment grade category; indicates that while more susceptible to adverse developments (both internal and external) than obligations with higher ratings, capacity to service principal and interest in a timely fashion is considered adequate.

TBW-4. The lowest rating category; this rating is regarded as non-investment grade and, therefore, speculative.

Definitions of Certain Money Market Instruments

Commercial Paper. Commercial paper consists of unsecured promissory notes issued by corporations. Issues of commercial paper normally have maturities of less than nine months and fixed rates of return.

Certificates of Deposit. Certificates of Deposit are negotiable certificates issued against funds deposited in a commercial bank or a savings and loan association for a definite period of time and earning a specified return.

Bankers’ Acceptances. Bankers’ acceptances are negotiable drafts or bills of exchange, normally drawn by an importer or exporter to pay for specific merchandise, which are “accepted” by a bank, meaning, in effect, that the bank unconditionally agrees to pay the face value of the instrument on maturity.

U.S. Treasury Obligations. U.S. Treasury Obligations are obligations issued or guaranteed as to payment of principal and interest by the full faith and credit of the U.S. Government. These obligations may include Treasury bills, notes and bonds, and issues of agencies and instrumentalities of the U.S. Government, provided such obligations are guaranteed as to payment of principal and interest by the full faith and credit of the U.S. Government.

U.S. Government Agency and Instrumentality Obligations. Obligations issued by agencies and instrumentalities of the U.S. Government include such agencies and instrumentalities as the Government National Mortgage Association, the Export-Import Bank of the United States, the Tennessee Valley Authority, the Farmers Home Administration, the Federal Home Loan Banks, the Federal Intermediate Credit Banks, the Federal Farm Credit Banks, the Federal Land Banks, the Federal Housing Administration, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, and the Student Loan Marketing Association. Some of these obligations, such as those of the Government National

Mortgage Association are supported by the full faith and credit of the U.S. Treasury; others, such as those of the Export-Import Bank of the United States, are supported by the right of the issuer to borrow from the Treasury; others, such as those of the Federal National Mortgage Association, are supported by the discretionary authority of the U.S. Government to purchase the agency’s obligations; still others, such as those of the Student Loan Marketing Association, are supported only by the credit of the instrumentality. No assurance can be given that the U.S. Government would provide financial support to U.S. Government-sponsored instrumentalities if it is not obligated to do so by law. A Fund will invest in the obligations of such instrumentalities only when the investment adviser believes that the credit risk with respect to the instrumentality is minimal.